EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter this "Agreement") is made effective the 2nd day of December 2023 (the "Effective Date")

B E T W E E N:

Medicus Pharma Ltd. (the "Company")

- and -

James P Quinlan (the "Executive")

RECITALS

WHEREAS the Company wishes to employ the Executive and the Executive wishes to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW THEREFORE for good and valuable consideration set forth in this Agreement, the parties agree as follows:

SECTION 1. EFFECTIVE DATE AND TERM

1.1 Effective Date and Term. The terms and conditions of this Agreement shall become effective on September 1, 2023 (the "Start Date"), and shall continue for five (5) years, subject to the terms of this Agreement.

SECTION 2. POSITION

2.1 Capacity and Services. The Company shall employ the Executive in the position of the Chief Financial Officer (CFO), reporting directly to the Chief Executive Officer of the Company (the "CEO"), or his or her designee. In his position, the Executive shall perform such duties and have such authority as are normally associated with the position and as may be assigned, delegated or limited from time to time, in the reasonable discretion of the Company.

Executive shall render such services as are necessary and desirable to protect and advance the best interests of the Company, acting, in all instances, under the supervision of and in accordance with the policies set by the Company. At all times, the Executive's employment is conditioned upon him exercising his duties with due regard to the Company's Business (as defined below) and any related statutory acts. The Executive shall perform all duties and responsibilities in a manner consistent with all applicable laws as well as with the written policies of the Company in effect from time to time. The terms of this Agreement are subject to company policies that are in effect from time to time, with the exception of terms and conditions of employment addressed in more particularity herein. The Executive shall, if so, requested by the Company, serve without additional compensation, as an officer, director or manager of any subsidiary or affiliate of the Company. The Executive acknowledges that by virtue of his position, he is a fiduciary and has fiduciary obligations to the Company that continue even after his employment ends.

2.2 Insurance. If the Executive is a director or officer at any time, the Company agrees to provide the executive with comprehensive directors' and officers' liability insurance, which shall be established and maintained by the Company at its own expense. This obligation of Company shall continue for the three calendar years after Executive's separation from employment of for any reason.

2.3 Other Duties. Substantially all of Executive's working time, energy, skill and efforts shall be devoted to the performance of Executive's duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company; provided, however, that Employee may (i) serve on corporate boards or committees as pre-approved by the Board; (ii) civic or charitable boards or committees; (iii) manage personal passive investments (including, without limitation, in start-up and early-stage companies), (iv) serve in non-operational or advisory positions for other companies, so long as any of the activities in (i) through (iv) hereof do not violate any other provision of this Agreement or, in the aggregate, materially interfere with the performance of Executive's duties to the Company in accordance with this Agreement. The Executive agrees that he shall obtain written permission from the Company regarding any external roles, including board roles or advisory roles, that he holds or wishes to hold outside of his employment with the Company, and the Company agrees that it shall not exercise its discretion unreasonably in this regard.

Company acknowledges and approves Executive's affiliation with Private Advisor group (PAG) a Registered Investment Advisor, and that Executive's exercise of duties for Company are separate and apart from such work or services Executive may perform as an Investment Advisory representative of PAG.

SECTION 3. COMPENSATION AND BENEFITS

3.1 Initial Options. The Company shall award the Executive 50,000 stock options (the "Initial Options") on the effective date of this agreement. The initial options are granted and vested immediately. The Options are granted at a strike price calculated based on 10 days of volume weighted average price from the date of commencement of trading of the securities on Toronto Stock Exchange (TSXV). This grant is also subject to the approval of the Compensation Committee or the Board of Directors of the company. These Initial Options shall expire five years after the Initial Grant Date, subject to earlier forfeiture in accordance with the terms hereof or the terms of the Company's Share Option Plan (the "Plan").

3.2 Base Salary. The annual base salary of the Executive shall be USD $300,000 (the "Base Salary"), (without regard to authorized or legally required deductions and withholdings) to be paid in the normal payroll cycle of Company for similarly situated employees.

3.3 One-Time sign-up Bonus. The company shall disburse one-time sign-up bonus of USD $100,000 to the executive at the time of commencement of employment.

3.4 Discretionary Bonus Plan. The Executive shall be eligible to participate in the Company's Discretionary Bonus Plan (the "Bonus Plan"), as may be amended from time to time. The bonus will be based on prescribed written performance milestones to be discussed between the Executive and the CEO, and established by the CEO, the final amount to be determined in the discretion of the CEO, subject to certain other factors, including the Company's performance, financial stability, and availability of cash. The amount Executive will be eligible to earn are:

(a) in the first year of this Agreement, (i.e., ending August 31, 2024) the Executive shall be eligible to receive a bonus of up to 60% of his Base Salary.

(b) thereafter, the Executive shall be eligible to receive an annual discretionary bonus as follows:

(i) after the completion of the second year of employment under this Agreement, the Executive shall be eligible to receive up to 70% Base Salary.

(ii) after the completion of the third year of employment under this Agreement, the Executive shall be eligible to receive up to 80% Base Salary.

(iii) after the completion of the fourth year of employment under this Agreement, the Executive shall be eligible to receive up to 90% Base Salary; and

(iv) after the completion of the fifth year of employment under this Agreement, the Executive shall be eligible to receive up to 100% of Base Salary.

(c) subject to the terms and conditions below, any cash bonus payable under the Bonus Plan is generally payable within 60 days of completion of the applicable anniversary year.

(d) the Executive must be in the active employment of the Company in order to receive any payment under the Bonus Plan. No period of notice whether occasioned by the Executive or the Company shall be considered active service.

(e) the Executive shall be entitled to a pro-rated Bonus for any partial year only if this Agreement is terminated in accordance with Section 3.4;

(f) any discretionary bonus under this Section 3.4 does not accrue after the Executive gives or receives notice of termination and is only earned and payable as noted above in this Section 3.4, regardless of whether such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause. The Executive's rights to an annual bonus shall be strictly limited to those provided in this Section 3.4. Unless otherwise specifically provided in writing, the Executive shall have no claim to, or in respect of, any discretionary bonus payments in the event that due notice of termination of employment had been given and is pending at the time the Bonus is earned, or to be paid, nor shall the Executive have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any discretionary bonus payments, which may have or would have been payable to the Executive if such wrongful termination or dismissal had not occurred or if due notice of termination had been given; and

(g) by delivery of written notice to the Company at any time prior to the date of payment of a bonus that has been earned by the Executive under this Section 3.4 the Executive may elect to convert 50% of any cash payments under this Section 3.4 to common shares of the Company at a price per share equal to the market price of common shares of the Company at the close of business on the Canadian Securities Exchange on the date of notice. Any tax or other withholdings required as a result of to Executive's election to convert the cash bonus into common shares of the Company will be withheld from the cash payment to Executive.

(h) The Company reserves the right to convert any cash payments under Section 3.4 to equity-based incentives. In the event the Company elects to convert a bonus cash payment to equity-based incentives, it shall convert no more of the cash payment than is necessary to pay the withholding on the issuance of the equity-based incentives so that the payment of bonus is a cash neutral transaction for Executive.

3.5 Share Incentive Plan. The Executive shall receive 200,000 stock options (the "Options"), which shall vest as described herein. The Options are granted at a strike price calculated based on 10 days of volume weighted average price from the date of commencement of trading of the securities on Toronto Stock Exchange (TSXV). This grant is also subject to the approval of the Compensation Committee or the Board of Directors of the company.

(a) The Options shall vest at the ratee of 50,000 per year for each completed year of service under this Agreement, commencing one year after the Effective Date. The Options shall expire five years from the Effective Date, subject to earlier forfeiture in accordance with the terms of this Agreement, or the terms of the Plan or applicable grant agreement. The Executive's entitlements to Options hereunder shall be subject to adjustment for stock splits, reverse splits and other like events.

(b) The Executive must be in active employment in order to receive the Options. No period of notice, whether occasioned by the Executive or the Company, shall be considered active service.

(c) Options do not vest after the Executive's gives or receives notice of termination, or after the effective date of termination occurs, whether such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the Executive's rights shall be strictly limited to those provided for in the Plan, or as otherwise provided in the applicable grant agreement. Unless otherwise specifically provided in writing, the Executive shall have no claim to or in respect of any Options which may have or would have become vested Options had due notice of termination of employment been given nor shall the Executive have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any Options or loss of profit or opportunity which may have or would have vested or accrued to the Executive if such wrongful termination or dismissal had not occurred or if due notice of termination had been given.

3.6 Benefits. The Executive shall be eligible to participate in all benefit plans that the Company maintains from time to time for the benefit of similar senior executives, in accordance with the terms and conditions of the plans. The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits plans with or without prior notice.

3.7 Paid Time Off. The Executive shall be entitled to take 28 days of paid time off ("PTO") per calendar year, pro-rated for any partial calendar year of employment. The Company will allow no more than five (5) days of PTO to be carried over from one calendar year to the next. Any PTO that is carried over from one calendar year to the next and not used before December 31st of the following calendar year shall be forfeit and forever lost without any compensation. For example, if two days of PTO are carried over from 2023 to 2024, such two days of PTO must be used by December 31, 2024, or they will be forfeited and lost forever without compensation.

3.8 Expenses. The Company shall reimburse the Executive for the Executive's travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company's business. Expenses will be reimbursed in accordance with policies and practices approved by the Company. The Executive shall furnish statements and receipts for all such expenses prior to reimbursement.

SECTION 4. TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Employment may be terminated by the Company for Cause (as defined below) without further liability on the part of the Company, except for payment of amounts which may be due and remaining unpaid at the time of termination of employment such as Base Salary, vacation pay and expenses properly accrued to the termination date ("Accrued Entitlements") or as may be provided under law, effective immediately upon written notice to Executive. Only the following shall constitute "Cause" for such termination:

(a) Executive's conviction of or plea of nolo contendere to, or a judgment against Executive in any quasi-criminal judicial or administrative proceeding (including without limitation, any proceeding by a federal, state or local regulatory agency or body) with respect to, any crime constituting a felony, or a misdemeanor: which involves the Executive's fraud, theft or embezzlement; or, in the sole discretion of the Board, materially harms the Company's reputation or standing in the community, or renders Executive incapable of performing his duties and responsibilities in an effective manner.

(b) Executive willfully breaches any material duty or obligation to the Company which breach continues, or renews, after written notice of such conduct and failure to cure within ten (10) days;

(c) Executive willfully engages in misconduct that causes material harm to the Company after written notice of such conduct and failure to cure within ten (10) days;

(d) Executive willfully fails to follow lawful direction from the Board, after written notice of such conduct and failure to cure within ten (10) days;

(e) any conduct of the Executive that constitutes a material violation of legal requirements, or any policy of the Company applicable to Executive that relates to discrimination, harassment or retaliation that are substantiated by the Company;

(f) habitual use of alcohol or any controlled substance without prescription, in each case, that hinders Executive's ability to discharge his or her duties under this Agreement after written notice of such conduct and failure to cure within thirty (30) days, which cure shall include, at a minimum an evaluation by a medical professional specializing in substance abuse and addiction, and strict adherence to any course of treatment recommended by the medical professional as documented by the medical professional and shared with the Chair of the Board;

(g) Executive engages in a conflict of interest or usurps a business opportunity of the Company after written notice of such conduct and failure to cure within ten (10) days; and

(h) Executive's material breach of any other provision of this Agreement provided, that the Executive is given written notice of breach and a thirty (30) day opportunity to cure.

In the event that, in the sole determination, reasonably exercised, of the Board, a breach of any of the grounds for termination for "Cause" is not capable of cure, the requirement that an opportunity for cure be provided to Executive can be waived.

Any written notice to cure under the Section shall (a) state that it is provided pursuant to the Agreement and identify the Section(s) believed to have been breached; and (b) specify the relevant acts of misconduct underlying the notice.

Each of the events or circumstances described in this Section 4.1(a) shall constitute a violation of this Agreement.

4.2 Resignation by Executive. The Executive shall give the Company 90 days' notice of the resignation (the "Resignation Period") of the Executive's employment hereunder; however, it is understood and agreed that the Company shall be entitled to:

(a) waive all or part of that notice and accept the Executive's resignation effective at an earlier date, subject to providing the Executive with his Accrued Entitlements up to the end of the Resignation Period. The Executive agrees that any waiver of the Resignation Period by the Company hereunder shall not amount to a termination of the Executive's employment by the Company; or

(b) assign the Executive transitional or temporary duties through such Resignation Period or have the Executive work at another location (within reason), and the Executive agrees that these actions by the Company shall not amount to a termination of the Executive's employment by the Company.

4.3 Termination by Company without Cause. The Employment may be terminated without Cause by the Company upon three months written notice to Executive (the "Notice Period") at any time during the Employment Term; absent the Company's determination otherwise as set forth in the notice, termination shall be effective immediately upon CEO's receipt thereof. Upon any such termination the Executive shall be entitled to the payment of Termination Benefits (as defined below in Section 4.5). It is expressly agreed and understood that if this Agreement is terminated by the Company without Cause as provided in this Section 4.3 it shall not impair or otherwise affect Executive's Additional Obligations (as defined below in Section 4.5) as and to the extent provided herein. Termination of employment upon expiration of the Executive's Employment Term as such term may have been extended or renewed hereunder shall not be considered a Termination without Cause.

4.4 Termination by Executive For Good Reason. Executive may terminate his employment and this Agreement for Good Reason as defined herein upon 30 days written notice delivered to the Company. "Good Reason" for purposes of this Agreement shall mean the occurrence of any of the following events without the written consent of the Executive: (a) a material reduction by the Company in the Executive's Base Salary which is not authorized by this Agreement (other than an inadvertent reduction in Base Salary not occurring in bad faith and that is remedied by the Company within 30 days after receipt of notice thereof given by the Executive); (b) relocation of Executive's primary Company employment location more than thirty five (35) miles from the office that currently serves as the Executive's primary employment location; (c) a material reduction in the Executive's duties or responsibilities in a manner that is inconsistent with executive employment with respect to the Company business; or (d) the material breach by the Company of any provision of this Agreement that is not cured within 30 days after receipt of notice thereof given by the Executive stating in reasonable detail the actions or omissions purported to constitute such a material reduction or a breach of the Company's obligations hereunder. In the event of the Executive's resignation for Good Reason, pursuant to this Section 4.4, the Company shall pay to the Executive the Termination Benefits as provided and conditioned in Section 4.5 below.

4.5 Termination Benefits In The Event Of A Termination By Company Without Cause Or By Executive With Good Reason Pursuant To Section 4.3 or 4.4 Respectively.

(a) In the event of a termination of the Employment by the Company without Cause, or by Executive with Good Reason pursuant to Section 4.3 or 4.4 respectively, the Company shall provide to Executive (i) a severance payment at a rate equal to 100% of Executive's Base Salary as in effect on the date of termination for a period of twelve (12) months from the date of termination; (b) pro rata target discretionary bonus payment for the partial year worked by the Executive up to the date notice is provided under Sections 4.3 or 4.4; (c) payment by the Company of any COBRA premiums, based on Executive's health insurance election at time of termination, on Executive's behalf for the period of twelve months; (d) the Executive's Accrued Entitlements as of the termination date. All payments made hereunder shall be subject to withholding under applicable law and shall be made in accordance with the Company's usual practice as in effect from time to time); (collectively, "Termination Benefits").

(b) Notwithstanding anything to the contrary herein, in no event shall the Company be obligated to pay any Termination Benefits in the event that before or after termination Executive is in breach of Executive's obligations under Section 6 ("Additional Obligations") under this Agreement , and the Company shall have the right to withhold any Termination Benefits due to Executive to the extent necessary to offset any monies then owing by Executive to the Company, including any damages suffered by the Company as a result of Executive's acts or omissions or breach of his or her Additional Obligations, to the extent permitted by applicable law. Notwithstanding the foregoing, nothing in this Section 4.5 shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's own cost to the extent that Executive may be entitled to additional COBRA continuation.

(c) The Company and Executive agree that the Termination Benefits paid by the Company to Executive under this Section 4.5 shall be in full satisfaction, compromise and release of any claims arising out of any termination of the Employment by the Company without Cause or by Executive with Good Reason pursuant to Section 4.3 or 4.4 respectively. The payment of the Termination Benefits set forth in this Section 4.5 shall be contingent upon, and the Company shall have no obligation to initiate payment of any Termination Benefits until Executive's timely delivery of a Separation Agreement containing among other things, a general release by Executive, for Executive and Executive's successors, assigns, related parties, affiliates, and all those entitled to assert Executive's rights, of any and all claims that such Persons ever had or then have against the Company, and its respective officers, managers, members, employees, agents, subsidiaries, affiliates, successors and assigns, arising out of Executive's employment with the Company or termination thereof, in a customary form reasonably satisfactory to the Company (a "Conforming Release"), it being understood that no Termination Benefits set forth in this Section 4.5 shall be provided unless and until Executive executes, delivers and does not revoke a Conforming Release; provided, that the Conforming Release shall not require a waiver of any Accrued Entitlements or the Company's obligations with respect to the Termination Benefits. The Conforming Release must be executed by Executive and delivered to the Company, and all revocation periods must have expired, within sixty (60) days after the date of termination of the Employment; provided, that, if the Conforming Release is not executed and delivered by Executive prior to the expiration of such sixty (60) day period, then Executive shall forfeit, and the Company shall cease to have any duties or obligations with respect to, the Termination Benefits; the foregoing sixty-day period shall commence on the date that the Company delivers a copy of the Conforming Release to the CFO In addition, to the extent that the payments described in Section 4.4 are delayed pending the effectiveness of the Conforming Release, the initial installment thereof shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

4.6 Disability. If, due to a physical or mental impairment, Executive shall be unable to perform the essential functions of Executive's then existing position or positions under this Agreement with or without reasonable accommodation for a period of ninety (90) consecutive days, or one hundred and twenty (120) days in a one hundred and eighty (180) day period, as determined by a physician retained by the Company and reasonably acceptable to Executive (and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records) ("Disability"), the Company's Board of Directors may remove Executive from any responsibilities and/or reassign Executive to another position with the Company for a period of two months or during the maximum period of such Disability as described above (referred to as "Disability Period""). Notwithstanding any such removal or reassignment as a result of the Executive's Disability, Executive shall continue to receive Executive's full Base Salary (less any disability pay or sick pay benefits to which Executive may be entitled under the Benefit Plans or otherwise under the Company's policies) and to participate in Benefit Plans in accordance with Section 3 of this Agreement (except to the extent that Executive may be ineligible for one or more such benefits under applicable plan terms) for such Disability Period. In the event Executive is not able to return to work in the office and perform all essential functions of his position at the end of the Disability Period referenced above, Company has the right to terminate Executive's employment hereunder with no further obligations to Executive except to pay any (a) Accrued Entitlements with respect to Executive, the payment of each of which shall be subject to withholding under applicable law and shall be made at the time when, and to the extent that, the Company would have otherwise had to make such payment pursuant to Section 3 had the termination of Employment not occurred; and (b) Executive's rights under the Benefit Plans shall be determined under the provisions of such Benefit Plans. Any determination of Disability under this Section 4.6 is not intended to alter any benefits Executive may be entitled to receive under any long-term disability insurance policy (if any) carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.

4.7 Death. The Employment and all obligations of the Company and Executive hereunder shall terminate in the event of the death of Executive; provided, that the Company shall pay to Executive's estate any Accrued Entitlements, the payment of each of which shall be subject to withholding under applicable law and shall be made at the time when, and to the extent that, the Company would have otherwise had to make such payment pursuant to Section 3 had the termination of Employment not occurred.

4.8 Effect of Termination. The Executive agrees that upon cessation of his employment for any reason whatsoever, the Executive shall be deemed to have immediately resigned any position that the Executive may have as an officer, director or Executive of the Company together with any other office, position or directorship that the Executive may hold in any of the Company's related entities and its affiliates. In such event, the Executive shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

SECTION 5. CHANGE OF CONTROL

5.1 For the purposes of this Section 5:

(a) "Target" means the Company; and

(b) "Change of Control Transaction" means:

(i) the acquisition of a sufficient number of voting securities in the capital of the Target so that the acquirer, together with persons acting jointly or in concert with the acquirer, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target (provided that, prior to the acquisition, the acquirer was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target);

(ii) the completion of a consolidation, merger, arrangement or amalgamation of the Target with or into any other entity whereby the voting security holders of the Target immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity; or

(iii) the completion of a sale whereby all or substantially all of the Target's undertakings and assets become the property of any other entity and the voting security holders of the Target immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale.

5.2 In the event of a Change of Control Transaction, any unvested Options granted to the Executive pursuant to Section 5.2 shall immediately vest.

SECTION 6. NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

6.1 Definitions. For the purposes of this Section 6:

(a) "Business" means the business of Pharmaceutical Research and Development of compounds marketed by the Company or any of its subsidiaries or affiliates or are in the Company's or any such subsidiaries or affiliate's developmental pipeline, as of the date of termination of this Agreement.

(b) "Customer" means any commercial or institutional Entity who has: (i) purchased or licensed from the Company or its affiliates (with the Executive's knowledge) any product produced or service supplied, sold, licensed or distributed by the Company; or (ii) supplied to the Company or its affiliates (with the Executive's knowledge) any product to be produced, sold, licensed or distributed by the Company; provided that Customers shall only include any Entity who was a Customer during the six (6) months preceding the last date of the Executive's active employment.

(c) "Entity" means a partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(d) "Prospective Customer" means any commercial or institutional Entity that the Company or its affiliates was in active discussions about selling products or services related to the Business during the six (6) months preceding the last date of the Executive's active employment.

(e) "Restricted Period" means a period of twelve (12) months following the last day of active employment of the Executive.

(f) "Territory" means United States and Canada.

6.2 Non-Competition. During the Restricted Period, the Executive shall not, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, executive or in any other manner, directly or indirectly, perform services for in a role similar to what he held in the twelve (12) months prior to termination with the Company, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavour, activity or business in the Territory that is substantially similar to or competitive with the Business of the Company.

6.3 Prohibited Investments. The Executive shall not be an investor, shareholder, or partner in any enterprise, association, company, joint venture or partnership (each, an "Investment") if the Investment conflicts with the interests of the Company or any of its or their affiliated or related entities. The Executive shall identify and inform the Company of any potential conflicts that may arise as a result of an Investment by the Executive and the Executive shall, to the best of the Executive's efforts, reduce or eliminate any such conflict. The Company reserves the right, acting reasonably, to determine whether any Investment conflicts with or is otherwise inconsistent with the Company's interests in which case the Executive shall be required to immediately eliminate any such conflict.

6.4 Non-Solicitation. During the Restricted Period, the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, executive or in any other manner, directly or indirectly:

(a) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer for any purpose which is competitive with the Business; or

(b) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Prospective Customer for any purpose which is competitive with the Business.

6.5 Non-Solicitation of Employees. During the Restricted Period, the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, executive or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, executive, employee, consultant or agent of the Company or its affiliated or related entities whom the Executive supervised or had business contact with on behalf of the Company or its affiliated or related entities during the twelve (12) month period immediately prior to the end of the Executive's active employment, to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities. For greater certainty, this Section 6.5 shall not prohibit general advertisements in electronic or print media through which the Executive has not intentionally targeted any officer, executive, employee, consultant or agent of the Company or its affiliated or related entities and where the first contact with respect thereto is initiated by such officer, executive, employee, consultant, or agent.

6.6 Confidentiality. Except in the normal and proper course of the Executive's duties, the Executive shall not use for the Executive's own account or disclose to anyone else, during or after the Executive's last day of active employment, any confidential or proprietary information or material relating to the Company's operations or business that the Executive obtains from the Company or the Company's subsidiaries and affiliates, and their officers, executives, agents, suppliers or customers or otherwise by virtue of the Executive's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the "Confidential Information"). Confidential Information does not include: (a) information that is in the public domain, unless such information falls into the public domain through unauthorized disclosure or other acts by the Executive; (b) information that was in the Executive's lawful possession prior to the disclosure and has not been obtained by the Executive either directly or indirectly from the Company or its affiliated or related entities; or (c) information that the Executive is required by law to disclose, provided that the Executive provides the Company with prior written notice of such disclosure.

6.7 Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Executive in the scope of and during the course of the Executive's employment (the "Works for Hire") including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the "Intellectual Property Rights") shall be the sole and exclusive property of the Company and the Executive hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that the Executive may have in such Works for Hire for the benefit of the Company and its successors, assigns and licensees. The Executive represents and warrants that the Works for Hire will not infringe the intellectual property and proprietary rights of any third parties. The Executive shall not disclose the Works for Hire to any third parties without the prior written consent of Company.

6.8 Privacy. The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain the confidentiality of personal information of the executives, consultants, customers and suppliers of the Company and its affiliated and related entities obtained during the Executive's employment with the Company. The Company shall always comply, and shall assist the Executive to comply, with all applicable privacy laws. The Executive acknowledges and agrees that the disclosure of the Executive's personal information may be required as part of the ongoing operations of the Company's business, as required by law, as part of the Company's audit process, as part of a potential business or commercial transaction or as part of the Company's management of the employment relationship, and the Executive hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes, to only the limited extent necessary.

6.9 Return of Property. The Executive agrees that all property and documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including Confidential Information, in the Executive's possession now or at any time during employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company. Subject to applicable laws, in the event the Executive does not return such property upon termination of employment or sooner (including at any time during the Resignation Period) if requested by the Company, the Company has the right to (a) deduct from any monies owing to the Executive the cost of such property from any amounts due or owing to the Executive, and (b) reduce the Executive's Base Salary during the Resignation Period to an amount equal to the then-applicable minimum hourly wage, until such time, if any, during the Resignation Period as the Executive has returned such property.

6.10 Acknowledgement. The Executive acknowledges that the Executive's services are unique and extraordinary. The Executive also acknowledges that the Executive's position will give or has given the Executive access to Confidential Information of substantial importance to the Company and its business. The Executive acknowledges that, in connection with the Executive's employment by the Company, the Executive will receive, or will become eligible to receive, substantial benefits and compensation. The Executive acknowledges that the Executive's continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit the Executive's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Executive understands the Executive's duties and obligations as set forth in this Section 6 and agrees that such duties and obligations would not unduly restrict or curtail the Executive's legitimate efforts to earn a livelihood following any termination of the Executive's employment with the Company.

6.11 Breach of a Restrictive Covenant. In the event of any breach by the Executive of any of his obligations under Section 6 of this Agreement, the Executive will be obligated to repay, and the Company will be entitled to collect from the Executive, all amounts paid prior to or after the date of such breach by the Company to the Executive under Section 4.5 of this Agreement, and the Company shall have no further obligations under Section 4.5. In such a case, the Executive shall make a cash payment to the Company of all amounts owing within three (3) days of written demand therefor by the Company. The rights of the Company under this Section 6.11 shall be in addition to any rights of the Company (a) under this Agreement, and (b) to seek injunctive relief or other equitable or legal remedies in the case of any such breach by the Executive.

SECTION 7. MISCELLANEOUS COVENANTS

7.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. The Executive hereby waives any right to assert a claim based on pre-contractual representations, negligent or otherwise, made by the Company or its representatives.

7.2 Currency. Unless otherwise stated herein, all amounts referred to in this Agreement shall be in USD.

7.3 Affiliated Corporations. By signing below the Executive agrees that the covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favour of and shall be enforceable by the parent and subsidiary companies of the Company. This Agreement is between the Executive and the Company. The Executive shall have no right to enforce this Agreement against any party other than the Company.

7.4 Assignment. The Executive may not assign all or any part of this Agreement without the prior written consent of the Company (which consent may be withheld for any reason), and any assignment or delegation made without such consent shall be void. Nothing shall prevent the Company from assigning any of its rights or obligations under the Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party hereto and his or its respective successors and assigns.

7.5 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

7.6 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the laws of the United States applicable in the Commonwealth of Pennsylvania and shall be treated, in all respects, as a Commonwealth of Pennsylvania contract.

7.9 Attornment. For all purposes, the parties agree to attorn to the exclusive jurisdiction of the federal courts for the Eastern District of Pennsylvania, and the State courts located therein.

7.10 Successors and Assigns. This Agreement shall endure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by the Executive's signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive's rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

7.11 Statutory Deductions and Withholdings. The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory deductions that are required by applicable law to be so withheld or deducted.

7.12 Change in Terms and Conditions. The parties agree that the terms and conditions of this Agreement, and specifically Section 2 and Section 3, as may be amended in writing from time to time, shall govern the Executive's employment with the Company, regardless of the length of the Executive's employment or any changes to the Executive's terms of employment, including changes to position or compensation, and regardless of whether any such change is material or otherwise, subject to Executive's rights as set forth in Section 4.4 hereof.

SECTION 8. DISPUTE RESOLUTION

8.1 Dispute Resolution Procedure. Any dispute, controversy or claim arising out of or relating to this Agreement ("Dispute") shall be subject to the dispute resolution procedure set forth in this Section 8 (the "Dispute Resolution Procedure"); provided, however, that the Company shall be entitled to seek injunctive relief from any court of appropriate jurisdiction in the case of any breach by the Executive of any of the terms of Section 6 of this Agreement; and provided further that such Dispute Resolution Procedure shall be non-binding, as described herein.

8.2 Commencement of the Dispute Resolution Procedure. If a Dispute arises, either party may initiate the Dispute Resolution Procedure by giving written notice of the Dispute to the other party (the "Notice of Dispute"). The Notice of Dispute shall contain a brief statement of the nature of the Dispute and set out the relief requested.

Upon the submission of a Notice of Dispute, the parties shall, during the following fifteen (15) days, attempt to amicably resolve the Dispute through negotiations. (the "Consultation Period").

8.3 Arbitration. If the Dispute is not resolved by the parties within the Consultation Period, the Dispute shall, at the request of either party by delivery of written notice (a "Notice of Arbitration") during the thirty (30) day period following the expiration of the Consultation Period (the "Arbitration Election Period"), be subject to non-binding arbitration under the rules of the American Arbitration Association, except to the extent that such rules conflict with the terms of this Section 8.3. The following provisions shall apply to an arbitration commenced pursuant to this Section 8.3:

(a) The arbitration shall be heard by a sole arbitrator (the "Arbitrator"), who the parties shall jointly select within thirty (30) days of the receipt of the Notice of Arbitration. The Arbitrator shall be trained in the laws of the Commonwealth of Pennsylvania. If the parties are unable to agree on the Arbitrator, either party may apply to have the Arbitrator appointed in accordance with the provisions of the American Arbitration Association.

(b) The place of the arbitration shall be Philadelphia, Pennsylvania.

(c) Each party shall bear its own costs (including legal fees) of preparing for and participating in the Dispute Resolution Procedure, including legal fees; provided, however that the party against whom a decision is rendered by the Arbitrator shall bear all fees and disbursements of the Arbitrator. Notwithstanding the non-binding nature of the arbitration, the terms of this Section 8.3(c) shall be binding on the parties.

8.4 Proceedings Confidential. The parties agree that any arbitration carried out hereunder shall be kept private and confidential, and that the existence of the proceedings and any element of it shall be kept confidential, except (a) where disclosure is lawfully required by a legal duty, and (b) where such information is already in the public domain other than as a result of a breach of this clause.

8.5 Non-Binding Nature of Dispute Resolution Procedure. The Dispute Resolution Procedure shall be deemed concluded on the earlier of (a) the expiration of the Arbitration Election Period, if neither party has delivered a Notice of Arbitration, and (b) immediately upon the issuance of a non-binding decision by the Arbitrator, if either party has delivered a Notice of Arbitration during the Arbitration Election Period. Following the conclusion of the Dispute Resolution Procedure, the parties shall be free to mutually accept the results of such Dispute Resolution Procedure, or either party may reject such results and pursue all available legal and equitable remedies.

SECTION 9. EXECUTIVE'S ACKNOWLEDGEMENT

9.1 Acknowledgement. The Executive acknowledges that:

(a) the Executive has had sufficient time to review the Agreement thoroughly.

(b) the Executive has read and understands the terms of the Agreement and his obligations hereunder.

(c) the Executive is receiving good and valuable consideration in exchange for being bound by the terms and conditions of this Agreement and shall not attach enforceability of any such covenants or effectiveness of this Agreement.

(d) the Executive has been given a reasonable opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement.

(e) the Executive has received a fully executed original copy of the Agreement; and

(f) Part of the Executive's duties shall include entertaining and socializing from time to time in various settings and locations and during weekends. The Executive agrees that if the Executive is not comfortable participating in any such entertainment or social event, the Executive will promptly notify the CEO of the Company. In the absence of any such notification, it is understood that the Executive is voluntarily and/or willingly participating in such entertainment and social events and does not find them objectionable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
)
)
)
/s/ James H. Clark	)	/s/ James P. Quinlan
Witness		James P. Quinlan

Medicus Pharma Ltd.

		By:	/s/ Raza Bokhari
Raza Bokhari, MD
Exec. Chairman & CEO
I have authority to bind the Company.